CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Post-Effective Amendment No. 20 to Registration Statement No. 33-4163 of CrestFunds, Inc. of our report dated January 19, 1996, incorporated by reference in the Statements of Additional Information, which are a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectuses, which are a part of such Registration Statement and "Auditor" in the Statements of Additional Information.


/s/DELOITTE & TOUCHE LLP


Deloitte & Touche LLP
New York, New York
March 25, 1996